Exhibit 10.8
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2006 (the “Effective Date”), by and between Florida Choice Bank, a Florida banking corporation (“Employer”); and Timothy E. Roberson (“Employee”).
Recitals
     WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of October 27, 2005, between Alabama National BanCorporation, a Delaware corporation (“ANB”) and Florida Choice Bankshares, Inc., a Florida corporation (“FCB”), Employer will become a wholly-owned subsidiary of ANB; and
     WHEREAS, Employee has served as a valuable employee of Employer and, as a condition to the consummation of the transactions provided for in the Merger Agreement, Employee and Employer have agreed to enter into this Agreement.
Agreement
     NOW THEREFORE, in consideration of the mutual recitals and covenants contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
     1. Employment. Employer agrees to employ Employee and Employee agrees to be employed by Employer, subject to the terms and provisions of this Agreement.
     2. Employment Term. The employment of Employee by Employer as provided in Section 1 will be for a period of three (3) years commencing at the Effective Date, unless earlier terminated in accordance with the provisions of Section 9 hereof; provided, however, that the obligations and rights set forth in Sections 7 and 8 hereof shall in all cases survive the termination of Employee’s employment, as more particularly described herein.
     3. Duties; Extent of Services. Employee shall perform for Employer all duties incident to the position of Marion County Chief Executive Officer, under the direction of the Board of Directors, the Chief Executive Officer, and the President of Employer or their designee(s). In addition, Employee shall engage in such other services for Employer or its affiliated companies as Employer from time to time shall direct. The duties, services and reporting relationship of Employee and the title of Employee’s position may be extended, reduced, re-assigned, curtailed or modified unilaterally by Employer from time to time without breaching or affecting the enforceability of the terms of this Agreement. Employee shall use his best efforts in, and devote his entire time, attention and energy, to Employer’s business, and Executive shall not conduct any other activities for pecuniary gain or that are or may be detrimental to Employer’s business.
     4. Compensation. Subject to Section 9 below, for a period of three (3) years commencing on the Effective Date:

          (a) Base Salary. Employee’s total annual base salary shall be not less than $140,000, payable with the same frequency as the salaries of other employees of Employer.
          (b) Annual Bonus Opportunity. Employee shall be eligible to receive an annual bonus, the amount of which, if any, shall be determined by the Employee’s Board of Directors or its designee after an annual review of the performance of Employee and Employer for the prior calendar year.
          (c) Benefits. Employee shall be entitled to vacation days, paid holidays and sick days, and to participate in Employer’s retirements plans, as provided in Employer’s Personnel Policy and as such may be amended from time to time.
     5. Compliance With Rules and Policies. Employee shall comply with all of the rules, regulations, and policies of Employer now or hereinafter in effect. He shall promptly and faithfully do and perform any and all other duties and responsibilities which he may, from time to time, be directed to do by the Board of Directors of Employee, the Chief Executive Officer of Employer, or the President of Employer, or their respective designee(s).
     6. Representation of Employee. Employee represents to Employer that he is not subject to any rule, regulation or agreement, including without limitation, any non-compete agreement, that purports to, or which reasonably could, be expected to limit, restrict or interfere with Employee’s ability to engage in the activities provided for in this Agreement.
     7. Disclosure of Information. Employee acknowledges that any documents and information, whether written or not, that came or come into Employee’s possession or knowledge during Employee’s course of employment with Employer, including, without limitation the financial and business conditions, business methods, sales, services, techniques, goals and operations of Employer, ANB or any of their respective customers, prospective customers, affiliates or subsidiaries as the same may exist from time to time (collectively, “Confidential Information”), are valuable, special and unique assets of Employer’s and ANB’s business. Employee will not, during or after the term of this Agreement: (i) disclose any Confidential Information to any person, firm, corporation, association, or other entity not employed by or affiliated with Employer for any reason or purpose whatsoever, or (ii) use any Confidential Information for any reason other than to further the business of Employer. Employee agrees promptly to return any Confidential Information (including without limitation any such information stored in electronic format), and all copies thereof, upon the termination of Employee’s employment (whether hereunder or otherwise). In the event of a breach or threatened breach by Employee of the provisions of this Section 7, in addition to all other remedies available to Employer, Employer shall be entitled to an injunction restraining Employee from disclosing any Confidential Information or from rendering any services to any person, firm, corporation, association or other entity to whom any Confidential Information has been disclosed or is threatened to be disclosed. In the event of any suit or arbitration with respect to Employee’s obligations in this Section 7, Employee will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.

     8. Competition.
          (a) During the period beginning on the Effective Date and, subject to extension pursuant to the terms of Section 9 below, ending on the third (3rd) anniversary thereof, Employee shall not, individually or as an employee, agent, consultant, lender, officer, director or shareholder of or otherwise through any corporation or other business organization (whether in existence or in formation), directly or indirectly, other than on behalf of Employer: (i) carry on or engage in the business of banking or any similar business in any Florida county in which Employer has an office at such time (collectively, the “Territory”);1/ (ii) perform services for, as an employee, consultant or otherwise, any bank, bank holding company, bank or bank holding company in organization, corporation or other person or entity that has a branch or office in, or conducts any banking or similar business in the Territory; (iii) during the period of his employment, solicit or do banking or similar business with any person or entity who or that is or has been an existing or prospective customer of Employer; (iv) following the termination of employment, solicit or do banking or similar business with any person or entity who or that was an existing or prospective customer of Employer at any time during the 24-month period immediately prior to the termination of Executive’s employment; (v) solicit or do banking or similar business with any existing or prospective customer of ANB or any of its other bank subsidiaries if Executive learned about such customer, or had any contact with such customer, while an employee of Employer; or (vi) solicit any director, officer or employee of Employer or ANB or any of their subsidiaries or affiliates to leave his or her position or employment with Employer or ANB or any of their subsidiaries or affiliates for any reason, or hire any such director, officer or employee, without the prior written consent of Employer.
          (b) Employee represents that his experience and capabilities are such that the provisions of this Section 8 will not prevent him from earning a livelihood.
          (c) If Employee violates the provisions of Section 8(a) above, the period during which the covenants set forth therein shall apply shall be extended 1 day for each day in which a violation of such covenants occurs. The purpose of this provision is to prevent Employee from profiting from his own wrong if he violates such covenants.
          (d) In the event of any conduct or threatened conduct by Employee violating any provision of this Section 8, Employer shall be entitled, in addition to other available remedies, to injunctive relief and/or specific performance of such provision. In the event of any suit or arbitration with respect to Employee’s obligations in this Section 8, Employee will pay all costs incurred by Employer in securing an injunction (or other equitable remedy) and/or damages, including a reasonable attorney’s fee.
          (e) Employee acknowledges that (i) Employee has occupied, and will continue to occupy, a position of trust and confidence with Employer and has and will become familiar with Confidential Information, including without limitation trade secrets, as that term is defined in Section 688.002(4) of the Florida Code; (ii) ANB has required that Employee make the covenants set forth in Sections 7 and 8 of this Agreement as a material condition to ANB’s acquisition of the capital stock

1/	For the sake of clarity, upon the termination of Employee’s employment, the Territory shall consist of each Florida county in which Employer has an office at the time of such employment termination.

of Employer, including capital stock owned by Employee; (iii) the provisions of Sections 7 and 8 of this Agreement are reasonable in geographic scope and duration and are necessary to protect and preserve Employer’s legitimate business interests, including, without limitation, its trade secrets, valuable confidential business information, relationships with specific prospective and existing customers, customer goodwill, and specialized training provided to Employee; and (iv) Employer would be irreparably damaged if Employee were to breach the covenants set forth in Sections 7 or 8 of this Agreement.
     9. Termination of Employment.
          (a) If Employer terminates Employee’s employment hereunder “For Cause” prior to the third (3rd) anniversary of the Effective Date, all rights and obligations specified in Section 8(a) shall survive any such termination until the third (3rd) anniversary of the Effective Date, and Employee shall not be entitled to any further compensation or benefits from Employer. “For Cause” shall mean (i) abuse of or addiction to intoxicating drugs (including alcohol), which has adversely affected or may adversely affect the business or reputation of Employer; (ii) any act or omission on the part of Employee which constitutes fraud, misrepresentation, embezzlement, misappropriation of corporate assets, breach of a duty owed to Employer, or conduct grossly inappropriate to Employee’s office; (iii) a felony indictment of Employee; (iv) the suspension or removal of Employee by federal or state banking regulatory authorities; or (v) a material breach by Employee of any of the terms of this Agreement. In addition, the services of Employee and the obligations of Employer under this Agreement may be terminated For Cause by Employer due to the death or total disability of Employee. For purposes of this Section 9, the term “total disability” shall mean Employee’s inability, as a result of illness or injury, to perform the normal duties of his employment for a period of ninety (90) consecutive days.
          (b) Employer may terminate Employee’s employment at any time for any reason; provided, however, if Employer terminates Employee other than For Cause prior to the third (3rd) anniversary of the Effective Date, or if Employee terminates his employment for “Good Reason” prior to the third (3rd) anniversary of the Effective Date, Employee shall continue to receive the minimum cash compensation provided for in Section 4(a) until the third (3rd) anniversary of the Effective Date (to be paid with the same frequency as Employee’s salary was paid prior to termination), and all rights and obligations specified in Section 8(a) shall survive such termination until the third (3rd) anniversary of the Effective Date. Other than the payment provided for in this Section 9(b), Employee acknowledges that he shall not be entitled to any other payments, benefits or damages from Employer in connection with a termination of employment by Employer other than For Cause or a termination by Employee for Good Reason, and Employee hereby waives all rights and claims with respect thereto. “Good Reason” means a material breach of this Agreement by Employer, after Employee has provided a detailed written notice of such breach to Employer, and Employer has been afforded at least a 30-day cure period after receipt of such notice.
          (c) If Employee resigns or terminates his employment hereunder for any reason (other than Good Reason) prior to the third (3rd) anniversary of the Effective Date, (i) all rights and obligations specified in Section 8(a) shall survive any such termination until the later of (A) the third (3rd) anniversary of the Effective Date or (B) the first (1st) anniversary of the effective date of such termination, (ii) Employee shall not be entitled to any further compensation or benefits from Employer, and (iii) Employer shall be entitled to all remedies available under this Agreement and applicable law.
          (d) If (i) Employee’s employment has not been earlier terminated in accordance with this Section 9, and (ii) this Agreement has not been extended, renewed or replaced, then upon the third (3rd) anniversary of the Effective Date, Employee’s employment will continue on an “at will” basis.
          (e) The provisions of Section 7 and Section 8 shall in all cases survive the termination of Employee’s employment, whether voluntary or involuntary.
     10. Stay Bonus. If Employee remains an employee of Employer during the period beginning on the Effective Date and ending on the date that transactions provided for in the Merger Agreement are consummated, then Employer shall make a one-time cash payment to Employee in the amount of $120,000 (the “Stay Bonus”). If Employee is thereafter terminated For Cause or resigns or terminates his employment hereunder for any reason (other than Good Reason), in each case prior to the second (2nd) anniversary of the Effective Date, Employee shall immediately pay to Employer in cash that portion of the Stay Bonus equal to the product of the Stay Bonus multiplied by a fraction, the numerator of which shall be equal to the number of days remaining in the period beginning on the Effective Date and ending on the second (2nd) anniversary thereof, and the denominator of which shall be equal to 730. Employer reserves the right to offset, at its option, against any sums due Employer from Employee pursuant to this Section 10, any amounts which may otherwise be due from Employer to Employee.
     11. Notice. For the purposes of this Agreement, notices and demands shall be deemed given when mailed by United States mail, addressed in the case of Employer to Florida Choice Bank, 18055 U.S. Highway 441, Mount Dora, Florida 32757, Attention: CEO; or in the case of Employee, to his last known address of record contained in the Employer’s personnel files.
     12. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida without regard to principles of conflicts of laws. The parties expressly intend that ANB be a third-party beneficiary of this Agreement, and ANB is entitled to enforce and protect the rights and benefits conferred on ANB herein, including without limitation those in Sections 7 and 8.
     13. Validity. Should any court of competent jurisdiction, arbitrator or other judicial body decide, hold, adjudge or decree that any provision, clause or term of this Agreement is invalid, void or unenforceable, such determination shall not affect any other provision of this Agreement, and all other provisions of this Agreement shall remain in full force and effect as if such void or unenforceable provision, clause or term had not been included herein. Such determination shall not be deemed to affect the validity or enforceability of this entire Agreement in any other situation or circumstance, and the parties agree that the scope of this Agreement is intended to extend to Employer the maximum protection permitted by law. The parties expressly deem the scope, length of time and the size of the territory provided for in Section 7 and Section 8 of this Agreement to be reasonable. If, however, any judicial body or arbitrator decides, holds, adjudges or decrees that the scope, length of time and/or the size of the territory provided for in Section 7 or Section 8 of this Agreement is/are unreasonable, then it is the express intent of the parties that such court determine the scope, length of time and/or size of the territory that is/are reasonable and that such court enforce the terms of this Agreement in accordance with such determination.
     14. Arbitration.
          (a) Except as may otherwise be herein provided, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in Orlando, Florida, in accordance with the rules of the American Arbitration Association then in effect. The agreement set forth herein to arbitrate shall be specifically enforceable under the prevailing arbitration law. Notwithstanding the foregoing, Employer shall have the right to seek enforcement by preliminary injunction, specific performance or other equitable relief of the provisions of Section 7 and/or 8 hereof in any state or federal court of competent jurisdiction without regard to whether any such claim has been or can be referred to arbitration.
          (b) The parties hereto (i) acknowledge that they have read and understood the provisions of this Section regarding arbitration and (ii) that performance of this Agreement will be interstate commerce as that term is used in the Federal Arbitration Act, and the parties contemplate substantial interstate activity in the performance of this Agreement including, but not limited to, interstate travel, the use of interstate phone lines, the use of the U.S. mail services and other interstate courier services.
          (c) Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with the American Arbitration Association. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The award rendered by the arbitrator shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
     15. Parties. This Agreement shall be binding upon and shall inure to the benefit of any successors or assigns to Employer or ANB. Employer may assign this Agreement without the further consent of Executive, and Employer’s successors and assigns may enforce any and all terms and conditions of this Agreement, including but not limited to the confidentiality, non-competition and non-solicitation provisions contained in this Agreement. Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or any portion hereof.
     16. Waiver of Claims. In consideration of the obligations of Employer hereunder, Employee, except as otherwise provided in this Agreement, unconditionally releases Employer, its directors, officers, employees and shareholders, from any and all claims, liabilities and obligations of any nature pertaining to termination of Employee’s employment by Employer, including but not limited to (a) any claims under federal, state or local laws prohibiting discrimination, including without limitation the Age Discrimination in Employment Act of 1967, as amended, or (b) any claims growing out of any alleged legal restrictions on Employer’s right to terminate Employee’s employment, such as any alleged implied contract of employment or termination contrary to public policy. Employee agrees to ratify and affirm the foregoing from time to time as may be requested by Employer. Employee acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he has had no less than 21 days to consider this Agreement prior to execution hereof, and that he may revoke this Agreement at any time within 7 days following the execution hereof by written notice to Employer.
     17. Tax Withholding. All compensation payable pursuant to this Agreement, including without limitation severance compensation and any Stay Bonus, shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.
     18. American Jobs Creation Act of 2004. To the extent the American Jobs Creation Act of 2004, as amended, and the regulations thereunder (collectively, the “Act”) apply to any payment to be made to Employee hereunder, the parties’ intent is that such payment, unless expressly provided otherwise (such as in the case of severance payments) or unless deferred pursuant to the terms of a written deferred compensation plan maintained by Employer or one of its affiliates, will be paid no later than (a) March 15th of the calendar year following the end of Employee’s first taxable year in which the amount is no longer subject to a “substantial risk of forfeiture” or (b) March 15th of the calendar year after the end of Employer’s first taxable year in which the amount is no longer subject to a “substantial risk of forfeiture.” The purpose of this provision is reflect the parties’ desire and intent to comply with the Act, to the extent applicable.
     19. Entire Agreement; Reinstatement. This Agreement supersedes and cancels any prior employment agreement, change in control agreement or understanding entered into between Employee and Employer and/or FCB, including but not limited to that certain Change of Control Agreement dated July 1, 2005 (the “Prior Agreement”). Employee acknowledges and agrees that he is not entitled to any further payments under the Prior Agreement, including without limitation any Change in Control or related payment, and Employee waives all rights thereto. Notwithstanding the foregoing, the parties acknowledge that this Agreement has been entered into as a condition to, but prior the consummation of, the transactions provided for in the Merger Agreement. If the Merger Agreement is terminated pursuant to the terms thereof, then this Agreement shall simultaneously and automatically terminate as well, without any further action on the part of the parties hereto, and the Prior Agreement shall be reinstated as if it had continued in full force and effect.
[Signature page follows.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by Employee and by a duly authorized officer of Employer effective as of the date first above written.

Witnesses:	“Employee”:

Timothy E. Roberson

“Employer”:

Florida Choice Bank

By:

Its: